Exhibit 7.03

ROLLOVER LETTER AGREEMENT

May 1, 2013

Re:
Rollover of shares in connection with the Agreement and Plan of Merger dated as of the date of this Agreement (as amended, the “Merger Agreement”) by and among Ebix, Inc., a Delaware corporation (the “Company”), Exchange Parent Corp., a Delaware corporation (“Parent”) and Exchange Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“MergerSub”).

Ladies and Gentlemen:

In connection with the Merger Agreement and the transactions contemplated thereby (the “Transaction”), each of (a) the Rennes Fondation, a foundation organized under the laws of the Principality of Liechtenstein (the “Rollover Investor”), and (b) Parent, on behalf of itself and its immediate parent, an offshore partnership (“Parent Holdco”) to be formed by Broad Street Principal Investments, L.L.C. (the “GS Investor”), hereby agrees as follows:

1.      Rollover of Shares.  Upon the terms and subject to the provisions of this letter agreement (this “Rollover Agreement”) and subject in all respects to the satisfaction or waiver of the conditions precedent set forth in the Merger Agreement, the condition set forth in Section 8 of this Rollover Agreement and the consummation of the Merger in accordance with its terms (provided the Merger Consideration remains $20.00 per share of Company Stock):

(a)      the Rollover Investor shall cause to be assigned and contributed to Parent all ownership of and title to the number of shares of common stock of the Company, par value $0.10 per share (“Company Shares”), that is listed opposite the name of the Rollover Investor under the heading “Subject Shares Rolled Over” on Annex A hereto (the “Rollover Contribution”); and

(b)       in exchange for the Rollover Contribution, Parent Holdco (or Parent if the Parent Allocation Election is made) shall issue to the Rollover Investor, at the Effective Time, a capital interest in Parent Holdco (or Parent if the Parent Allocation Election is made) in the same form and at the same price per unit of equity interest paid by the GS Investor for its own capital interest in Parent Holdco (or indirectly for its capital interest in Parent if the Parent Allocation Election is made) (such equity interest issued to the Rollover Investor, together with any shares of Parent common stock issued by Parent in lieu of Parent Holdco equity interests pursuant to Section 2 of this Rollover Agreement, the “Rollover Equity Interest”).  The transactions described in clauses (a) and (b) of this Section 1 (including, for the avoidance of doubt, the issuance of any shares of Parent common stock in lieu of Parent Holdco equity interests following a Parent Allocation

Election made pursuant to Section 2 hereof) are collectively referred to as the “Rollover.”

2.      Allocation of Rollover Equity Interests.  To the extent that the GS Investor reasonably determines appropriate prior to the Effective Time for tax, regulatory or other valid business reasons relating to Parent or any Affiliate thereof (any such determination, a “Parent Allocation Election”), and provided that Parent notifies the Rollover Investor of such Parent Allocation Election in writing prior to the Effective Time, then in lieu of receiving an equity interest in Parent Holdco pursuant to Section 1 hereof, the Rollover Investor shall instead receive common stock issued by Parent having substantially the same rights and restrictions as, and equivalent aggregate economic value (based on the price paid by Parent Holdco for its own shares of Parent common stock), to the aggregate equity interest in Parent Holdco otherwise issuable pursuant to Section 1 hereof; provided that any such Parent Allocation Election shall be effected in compliance with and subject to the terms set forth in Annex B hereto under the heading “Issuer/Structure Generally.”

3.      Tax Treatment.  For United States federal income tax purposes, it is the parties’ intention that, in connection with the Equity Interests to be issued to the Rollover Investor in exchange for Company Shares pursuant to Section 1 hereof (or any shares of Parent Common Stock issued to the Rollover Investor pursuant to Section 2 hereof), the Rollover Investor will be entitled to tax deferral pursuant to Section 721 or Section 351 of the IRC as applicable.

4.      Failure of the Merger to Occur.  If for any reason the Merger fails to be consummated and the Merger Agreement is terminated, but any of the acts contemplated under Section 1 hereof have already taken place or been deemed to have taken place, then (a) automatically and without any further action required of the parties hereto, all such acts shall be deemed null and void, and (b) the parties shall take such steps as promptly as practical thereafter as may be necessary to place them in the same economic position as each of them would have occupied had such acts not taken place or been deemed to have taken place.  In such event, the parties hereto shall provide all such cooperation as any other party hereto may reasonably request in order to ensure that the provisions of this Section 4 have been made fully effective.

5.      Representations and Warranties of the Rollover Investor. The Rollover Investor represents and warrants to Parent, severally and not jointly, as of the date hereof (except where expressly provided otherwise) and as of the Closing Date, as follows:

(a)       the Rollover Investor is the record and beneficial owner of the number of Company Shares set forth opposite its name under the heading “Subject Shares Rolled Over” on Annex A hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares), and will transfer and deliver to Parent or Parent Holdco at the Closing valid title to such Company Shares, free and clear of any Lien and any such limitation or restriction except as may exist by reason of this Rollover Agreement or any other agreement entered into or to be entered into with the GS Investor or an Affiliate thereof in connection with the Transaction (collectively, with this Rollover Agreement, the “Transaction Agreements”), or applicable securities laws;

(b)           the Rollover Investor understands and acknowledges that (i) the Rollover Equity Interest has not been registered under the 1933 Act and, therefore, cannot be resold unless it is registered under the 1933 Act, or unless an exemption from registration is available, (ii) there is no existing public or other market for the Rollover Equity Interest, and there can be no assurance that such Rollover Investor will be able to sell or dispose of the Rollover Equity Interest, and (iii) such Rollover Investor is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as Parent and qualifies as an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act;

(c)           the Rollover Equity Interest to be acquired by the Rollover Investor pursuant to this Rollover Agreement is being acquired for the Rollover Investor’s own account, for investment purposes, and without a view to any distribution thereof that violates the Securities Act or the securities laws of any State of the United States or other applicable jurisdiction;

(d)           the Rollover Investor has been afforded access to information about Parent and (as of the Closing only) about Parent Holdco and the financial condition, results of operations, business, property and management of Parent and (as of the Closing only) Parent Holdco that is sufficient to enable the Rollover Investor to evaluate its investment in the Rollover Equity Interest. The Rollover Investor understands that no financial statements are currently available for Parent and has reviewed the financial statements of the Company (which, as of the Effective Time, will be a wholly owned subsidiary of Parent) and such other documents as the Rollover Investor has reasonably deemed advisable. The Rollover Investor and the Rollover Investor’s advisors, if any, have been afforded the opportunity to ask questions of Parent and (as of the Closing only) Parent Holdco. The Rollover Investor has sought such accounting, legal and tax advice as the Rollover Investor considered necessary to make an informed investment decision with respect to its acquisition of the Rollover Equity Interest;

(e)           the Rollover Investor understands that an investment in the Rollover Equity Interest involves a high degree of risk and such Rollover Equity Interest is, therefore, a speculative investment. The Rollover Investor is able to bear the economic risk of its investment in the Rollover Equity Interest for an indefinite period of time, and is presently able to afford the complete loss of such investment;

(f)           the Rollover Investor acknowledges that the Rollover Investor has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of Parent and (as of the Closing only) Parent Holdco and, in making the determination to acquire the Rollover Equity Interest, is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Parent and Parent Holdco or any of their respective partners, shareholders, officers, employees, agents, advisors or Affiliates, other than as set forth in this Rollover Agreement. The Rollover Investor further acknowledges and agrees that, other than as set forth in this Rollover Agreement, each of Parent and Parent Holdco has made no representations or warranties either expressed or implied as to the accuracy or completeness of any information regarding Parent, Parent Holdco or the Company furnished or made available to the Rollover Investor and the Rollover Investor’s representatives, and the Rollover Investor shall have no claim with respect to any information, documents or materials furnished by or on behalf of Parent or Parent Holdco to the Rollover Investor;

(g)           the Rollover Investor is not purchasing the Rollover Equity Interest as a result of any advertisement, article, notice or other communication regarding the Rollover Equity Interest published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement, and the offer to purchase the Rollover Equity Interest was directly communicated to the Rollover Investor by Parent or Parent Holdco, as applicable;

(h)           the Rollover Investor has the legal capacity to enter into this Rollover Agreement, the other Transaction Agreements to which the Rollover Investor is or will be a party and the Shareholders Agreement.  This Rollover Agreement has been duly executed and delivered by the Rollover Investor and constitutes a valid and binding agreement of the Rollover Investor.  The Shareholders Agreement and the Transaction Agreements to which the Rollover Investor is a party will be duly executed and delivered by the Rollover Investor at or prior to the Closing, and upon execution and delivery will constitute a valid and binding agreement of the Rollover Investor. The execution, delivery and performance by the Rollover Investor of the Transaction Agreements to which it is or will be a party and the Shareholders Agreement requires no action by or in respect of, or filing with, any Governmental Authority, other than such filings as may be required with the Securities and Exchange Commission;

(i)           the Rollover Investor, in making a decision to purchase the Rollover Equity Interest, has made its own investment decision regarding the purchase of the Rollover Equity Interest (including, without limitation, the income tax consequences of purchasing, owning or disposing of the Rollover Equity Interest in light of the Rollover Investor’s particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction);

(j)           none of the execution and delivery by the Rollover Investor of this Rollover Agreement, the consummation by the Rollover Investor of the transactions contemplated hereby, or compliance by the Rollover Investor with any of the provisions hereof does or will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under (i) any order of any Governmental Authority applicable to the Rollover Investor or by which any of the properties or assets of the Rollover Investor are bound, or (ii) any Applicable Law; and

(k)           the Rollover Investor understands that Parent Holdco, as the issuer of the Rollover Equity Interest, is relying in part upon the representations and agreements contained in this Section 5 for the purpose of determining whether the offer, sale and issuance of the Rollover Equity Interest meets the requirements for an applicable exemption from registration under the Securities Act.

6.      Representations and Warranties of Parent.  Parent represents and warrants to the Rollover Investor, as of the date hereof (except where expressly provided otherwise) and as of the Closing Date, as follows:

(a)           Parent has the legal capacity to enter into this Rollover Agreement, and Parent and (as of the Closing only) Parent Holdco have the legal capacity to enter into the other Transaction Agreements to which each is a party.  This Rollover Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.  The Shareholders Agreement and the other Transaction Agreements to which Parent or Parent Holdco are party will be duly executed and delivered by Parent and Parent Holdco, as applicable, at or prior to the Closing, and upon execution and delivery will constitute a valid and binding agreement of Parent and Parent Holdco, as applicable. The execution, delivery and performance by Parent of this Rollover Agreement and by Parent and Parent Holdco of the other Transaction Agreements to which either is a party requires no action by or in respect of, or filing with, any Governmental Authority, other than such filings as may be required with the Securities and Exchange Commission;

(b)           none of the execution and delivery by Parent of this Rollover Agreement, by Parent and Parent Holdco of the other Transaction Agreements to which they are a party, the consummation by Parent or Parent Holdco of the transactions contemplated hereby, or compliance by Parent or Parent Holdco with any of the provisions hereof or thereof, as applicable, does or will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under (i) any order of any Governmental Authority applicable to Parent or Parent Holdco or by which any of the properties or assets of Parent or Parent Holdco are bound, (ii) the governing documents of Parent or (as of the closing only) of Parent Holdco or (iii) any Applicable Law; and

(c)           the Rollover Equity Interest will be in the same form and at the same price per unit of equity interest paid by the GS Investor for its own capital interest in Parent Holdco (or indirectly for its capital interest in Parent if the Parent Allocation Election is made) that is issued to the GS Investor at the Effective Time.

7.      Shareholders Agreement.

(a)      Subject to Section 7(b), after the date of this Agreement, the Rollover Investor and Parent shall negotiate in good faith, and shall use reasonable best efforts to reach agreement upon, execute and deliver a definitive partnership agreement for Parent

Holdco and a shareholders agreement for Parent, each reflecting the applicable terms set forth on Annex B hereto and such other reasonable and customary terms and conditions that are acceptable to the Rollover Investor and Parent (collectively, the “Shareholders Agreement”), and shall execute such other documents, certificates or writings as are necessary in order to give effect to the transactions contemplated thereby.

(b)      If the Rollover Investor and Parent are not able to reach agreement on a mutually acceptable definitive Shareholders Agreement prior to the Effective Time then, with respect to the Equity Interests (as defined in Annex B), (i) without requiring any further action on the part of either Rollover Investor or Parent, as of and following the Effective Time, the Rollover Investor and Parent shall be legally bound by the provisions of Annex B until such time as a mutually acceptable definitive Shareholders Agreement is agreed upon and executed and (ii) the Rollover Investor and Parent shall continue to negotiate in good faith, and use reasonable best efforts to finalize and execute the definitive Shareholders Agreement following the Closing.  Once the definitive Shareholders Agreement is entered into pursuant to the preceding sentence, such Shareholders Agreement shall supersede the terms of Annex B in their entirety.

(c)      Furthermore, the Rollover Investor expressly acknowledges that the Rollover Equity Interests purchased by the Rollover Investor pursuant to this Investment Agreement shall be subject to the restrictions on transfer and other terms and conditions of the Shareholders Agreement (or, if the Shareholders Agreement has not been executed at the Effective Time, such restrictions and other terms and conditions set forth in Annex B, until such time as a definitive Shareholders Agreement has been executed).

(d)      The Rollover Investor and Parent acknowledge and agree that, notwithstanding anything in this Investment Agreement to the contrary, the obligation to perform their respective agreements hereunder, including the obligations set forth in Section 1 are not conditioned upon the execution and delivery of the Shareholders Agreement.

8.      Condition to Rollover of Shares.  The right of the Rollover Investor to effect the Rollover, and the obligation of Parent and Parent Holdco to permit the Rollover Investor to consummate the Rollover, in each case pursuant to this Rollover Agreement is subject in all respects to Parent Holdco and Parent being satisfied (in their sole and absolute discretion) with all available documentation and other information relating to the Rollover Investor that may be required by them or the regulatory authorities with oversight responsibilities over affiliates of the GS Investor under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and otherwise from a reputational perspective.  For the sake of clarity, it is agreed by Parent, on behalf of itself and Parent Holdco, that all documentation and information related to the potential beneficiaries of the Rollover Investor is deemed to be documentation and information that is not available.

9.      Drafts of Pending Agreements.  Parent shall use all commercially reasonable efforts to provide to the Rollover Investor, within 20 business days of the date hereof, for its review drafts of the Shareholders Agreement and all governing documents of Parent and Parent Holdco.

10.      No Third Party Beneficiaries. Except to the extent set forth in Section 11, (a) this Rollover Agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns (and their respective executors, administrators, personal representatives and heirs, but only in their capacity as such), and (b) nothing set forth herein shall be construed to confer upon or give to any person, other than the parties hereto and their respective successors and permitted assigns (and their respective executors, administrators, personal representatives and heirs, but only in their capacity as such), any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce any provisions of this Rollover Agreement.

11.      Limited Recourse; Enforcement.

(a)      Notwithstanding anything that may be expressed or implied in this Rollover Agreement or in any Transaction Agreement, Parent acknowledges and agrees that no person other than the Rollover Investor (and its permitted assigns) shall have any obligation hereunder or in connection with the transactions taken pursuant hereto.  Parent further acknowledges and agrees that it has no rights of recovery pursuant to this Agreement against any former, current or future Affiliate of the Rollover Investor or any of their respective equityholders, attorneys or other representatives, or any successors or assigns of the foregoing, and all such Persons shall be intended third party beneficiaries of this Section 11.  None of Parent’s creditors, nor any other Person that is not a party to this Rollover Agreement shall have any right to enforce this Rollover Agreement or to cause Parent to enforce this Rollover Agreement.

(b)      Notwithstanding any other limitation set forth in this Rollover Agreement, if, prior to the Closing, any party to this Rollover Agreement brings any action or proceeding to specifically enforce any provision of this Rollover Agreement, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding; provided that (before or after Closing) if any party raises a Prohibited Defense (as defined in Section 25 hereof) in an action or proceeding to enforce this Rollover Agreement, the party raising such Prohibited Defense shall pay such reasonable costs and expenses regardless of whether the party raising a Prohibited Defense prevails in such litigation or proceeding.

12.      No Ownership Interest.  All rights, ownership and economic benefits relating to the Rollover Investor’s Company Shares shall remain vested in and belong to the Rollover Investor, and, except as may be set forth in the Voting Agreement entered into by Parent and the Rollover Investor on the date hereof, Parent shall have no authority to exercise any power or authority to direct the Rollover Investor, except as specifically provided herein and subject to all of the conditions precedent herein, (a) in the voting or disposition of any of such Company Shares or (b) in the performance of the Rollover Investor’s duties or responsibilities as a stockholder of the Company.

13.      Termination. This Rollover Agreement shall automatically and immediately terminate upon the termination of the Merger Agreement in accordance with its terms.

14.      Stockholder Capacity Only.  Notwithstanding anything to the contrary contained herein, the Rollover Investor is signing and entering into this Investment Agreement solely in its capacity as a stockholder in the Company.  The Rollover Investor makes no representation, warranty, agreement or understanding herein in its capacity as a director, officer or employee of the Company or any subsidiary of the Company; and nothing herein: (a) will limit or affect in any way any actions or omissions taken by the Rollover Investor in its capacity as such a director, officer or employee of the Company or any subsidiary of the Company, including in exercising rights under the Merger Agreement and in participating in any discussions or negotiations with Parent or with any third person, and no such actions or omissions shall be deemed a breach of this Agreement or give rise to a claim hereunder; or (b) will be construed to prohibit, limit or restrict the Rollover Investor from exercising its fiduciary duties as a director, officer or employee to the Company or its stockholders.

15.      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

16.      Governing Law. This Rollover Agreement, including Annex B to the extent the terms thereof become legally binding upon the parties as set forth herein, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

17.      Jurisdiction; Waiver of Jury Trial. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Rollover Agreement or the transactions contemplated hereby shall only be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or the Federal courts located in the State of Delaware and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  The parties hereby agree that process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of any such court.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ROLLOVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.      Specific Performance.  The parties hereto agree (a) that irreparable damage would occur if the provisions of each of Sections 1, 2 and 7(b) of this Agreement were not performed in accordance with the terms hereof (including, to the extent that such terms become legally binding upon the parties hereto pursuant to Section 7(b), the terms of Annex B hereof), (b) that in any action for specific performance, that the defense of adequacy of a remedy at law and the posting of any bond in connection therewith are hereby irrevocably waived and (c) that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of each of Sections 1, 2 and 7(b) (or of Annex B hereof, to the extent legally binding on the parties) and/or to enforce specifically the performance of the terms and provisions thereof (or of Annex B hereof, to the extent legally binding on the parties, including by supplying missing terms to the extent consistent with the terms of Annex B, to the extent necessary to give effect to such terms, and also to the extent permitted under Applicable Law) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

19.      Effectiveness. This Rollover Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

20.      Appointment of Representative.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, DELAWARE AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN THE VOTING AGREEMENT.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING DESIGNATION IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

21.      Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Rollover Agreement.

22.      Amendment; Waiver; Entire Agreement.  This Rollover Agreement may not be amended, and no provision hereof may be waived or modified, except by an instrument signed by each of the parties hereto and by the Company.  This Rollover Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

23.      Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

24.      Counterparts; Other Documents. This Rollover Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. The Rollover Investor hereby agrees to execute such other documents, certificates or writings as are necessary in order to give effect to the transactions contemplated thereby.

25.      Severability.  Any term or provision of this Rollover Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Investment Agreement or any part hereof is invalid, illegal or unenforceable (each, a “Prohibited Defense”).

[Signature page follows]

Very truly yours, EXCHANGE PARENT CORP.
By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

[Parent signature page to Rollover Agreement]

Confirmed and Agreed to:

RENNES FONDATION

By:	/s/ Rolf Herter
	Name:	Rolf Herter
	Title:	Director

[Rollover Investor signature page to Rollover Agreement]